AGREEMENT

        This Agreement is effective the 17th day of September, 2002 (the "Effective Date"), among GLOBAL CASINOS, INC., a Utah corporation ("Global"), CASINOS U.S.A., INC., a Colorado corporation ("Casinos") and ASTRAEA INVESTMENT MANAGEMENT L.P., as Trustee ("Note Holder"). Each of Global, Casinos and Note Holder is sometimes referred to as a "Party" and may be collectively referred to as the "Parties."

W I T N E S S E T H

        WHEREAS, Casinos owns and operates the Bull Durham Saloon and Casino in Black Hawk, Colorado (the "Casino"); and

        WHEREAS, Casinos is a wholly-owned subsidiary of Global; and

        WHEREAS, Global and Casino are indebted to the Note Holder pursuant to promissory notes.

        WHEREAS, the Parties desire to restructure the promissory notes, provide additional security for repayment to the Note Holder, make arrangements regarding the operations of the Casino, and confirm related understandings.

        NOW, THEREFORE, in consideration for the mutual covenants and agreements herein below set forth, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto, intending to be legally bound, agree as follows:

1.     Agreements. Effective as of the Effective Date, Global, Casinos and the Note Holder have contemporaneously entered into the following agreements (the "Transaction Documents"):

(a)	Agreement and Amendment to Promissory Note - Casinos and Note Holder related to a Promissory Note in the original principal amount of $249,418.48;
(b)	Agreement and Amendment to Promissory Note - Casinos and Note Holder related to a Promissory Note in the original principal amount of $783,103.56;
(c)	Agreement and Amendment to Promissory Note - Global and Note Holder related to a Secured Convertible Promissory Note in the original principal amount of $750,000;
(d)	Assumption Agreement - Global, Casinos and Note Holder related to the Secured Convertible Promissory Note in the original principal amount of $750,000;
(e)	Security Agreement - Casinos and Note Holder related to the Secured Convertible Promissory Note in the original principal amount of $750,000;
(f)	Stock Pledge Agreement - Casinos and Note Holder related to the Secured Convertible Promissory Note in the original principal amount of $750,000;
(g)	Option Agreement - Global and Note Holder related to the common stock of Casinos (the "Common Stock");
(h)	Voting Agreement - Casinos and Global related to the Common Stock; and
(i)	Service Agreement - Global and Casinos.
(j)	[NEED TO ADD GAMING MACHINE AGREEMENT]

        The agreements specified above are sometimes referred to hereinafter as the "Other Agreements."

2.     Steinle Note.

(a)

Casinos is obligated to make payments to Global pursuant to a promissory note dated January 17, 1997 in the original principal amount of $114,309.38 and originally made payable to Janice Steinle (the "Steinle Note"), which Steinle Note is currently held by Global.

(b)

Global is currently indebted to Peak National Bank pursuant to two promissory notes, one of which is dated October 29, 1998 and is in the original principal amount of $150,000 (with a remaining principal balance of $50,596.76 at August 31, 2002), and one of which is dated April 9, 1998 in the original principal amount of $245,000 (with a remaining principal balance of $55,953.82 at August 31, 2002) (collectively referred to hereinafter as the "Peak Notes"). Global entered into Extension and Modification Agreements, each dated June 27, 2000, regarding the Peak Notes, copies of which have been provided to Casinos and the Note Holder. Pursuant to the Extension and Modification Agreements, payments pursuant to the Peak Notes have been re-amortized, the maturity dates changed to June 27, 2004 and the interest rates are to be adjusted on an annual basis at 2% over the highest prime rate published in the money section of The Wall Street Journal

(c)

The parties agree that the Steinle Note is hereby amended to provide for monthly payments in accordance with the Exhibit 1 Payment Schedule attached hereto. This Payment Schedule approximates the present monthly payments required pursuant to the Peak Notes, as modified. An event of default by Global of the Peak Notes, or an acceleration of the maturity of the Peak Notes, shall not affect the obligation hereunder of Casinos to make regular monthly installment payments pursuant to the Steinle Note, as amended hereby, to Global. In no event shall Casinos' obligations hereunder increase the total amount due under the Steinle Note.

3.     Representations and Warranties of Global and Casinos. Global and Casinos, jointly and severally, represent and warrant to the Note Holder that as of the date hereof:

(a)

Each of Global and Casinos is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own and use, and to perform all of its obligations under this Agreement and the Other Agreements;

(b)

Each of Global and Casinos has all requisite corporate power and authority to execute and deliver this Agreement and the Other Agreements, to consummate the transactions contemplated hereby and to perform all the terms and conditions hereof to be performed by it. The execution and delivery of this Agreement and the Other Agreements by each of Global and Casinos, the performance by Global and Casinos of all the terms and conditions of this Agreement and the Other Agreements to be performed by each of it and the consummation of the transactions contemplated hereby and in the Other Agreements have been duly authorized and approved by all requisite corporate action. This Agreement and the Other Agreements constitute the valid and legally binding obligation of each of Global and Casinos, enforceable in accordance with the terms of this Agreement and the Other Agreements, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

4.     Affirmative Covenants. Casinos and Global, jointly and severally, covenant to the Note Holder that:

(a)

The books and accounting records of Casinos shall be maintained in strict accordance with generally accepted accounting principles and in full compliance with any applicable state and/or federal regulations, expressly including without limitation the Colorado Division of Gaming;

(b)	The Note Holder may review, inspect and/or audit all the books and records (including accountants' work papers) of Casinos;
(c)

The Note Holder may review with the in-house and outside accountants for Casinos and Global the accounting procedures and practices to be followed and implementation of such accounting procedures and practices;

(d)	The following information will be provided to Note Holder :
(i)

monthly and year-to-date unaudited financial statements of Casino prepared in accordance with generally accepted accounting principles (except footnotes may be omitted) within 25 days after the end of each month;

(ii)

financial statements of Casinos prepared in accordance with generally accepted accounting principles and audits prepared in accordance with General Audit Standards and SEC regulations within 90 days of the year-end; and

(iii) any reasonable requests of Note Holder for financial and operational information related to Casinos and/or the Casino on a timely basis.
(e)	Casinos and Global shall immediately notify Note Holder of any developments that would have a material adverse impact upon the financial condition of either Casinos or Global.

5.     Negative Covenants. Casinos covenants to the Note Holder that it will not, and Global covenants to the Note Holder that it will not take any action that would cause Casino to (unless the Note Holder shall otherwise consent in writing):

(a)	Make any loans to Global or any other person;
(b)	Borrow any money from Global or any other person;
(c)	Engage in any business other than the ownership and operation of the Casino;
(d)

Issue additional stock (except for an issuance pursuant to the exercise of warrants issued in connection with Casinos' Second Amended Plan of Reorganization dated September 4, 1996), or change, in any way, the existing capital structure of Casinos;

(e)	Sell any of Casinos' assets except in the ordinary course of Casinos' business; or
(f)

Declare or pay dividends on Casinos' capital stock or make any other payments to Global, it being the intent that any excess cash flow generated by the operations of Casinos be used to accelerate payments in satisfaction of the debt obligations of Casinos, in the reverse order of seniority.

6.     Third Party Beneficiary. Notwithstanding that it is not a party to the Voting Agreement and Service Agreement, because of this Agreement and the Note Holder's accommodations to Global and the obligations owed to the Note Holder by Global and Casinos, the Note Holder shall be deemed a third party beneficiary of the Voting Agreement and Service Agreement.

7.     Term. The agreements set forth in Sections 4 and 5 hereof shall terminate upon the earlier to occur of (i) payment of the note referenced in Section 1(c) of this Agreement, (ii) the exercise by Note Holder of its rights of foreclosure under the Stock Pledge Agreement and/or Security Agreement or its purchase option under the Option Agreement, or (iii) September 17, 2012.

8.     Mutual General Release. For and in consideration of the execution and delivery of the Transaction Documents, each party hereto, for itself, its officers, directors, principals, shareholders, equity holders, agents, representatives and attorneys (hereafter the "Party" and "Party Affiliates," respectively) hereby agrees to release, acquit and forever discharge each other Party and its Party Affiliates from and against any claim, debt, obligation, cause of action or liability, known or unknown, at law or in equity, which may now exist or which may in the future arise in connection with any fact, transaction or occurrence whatsoever from the beginning of time up to the date hereof. This mutual general release shall not apply (1) to the covenants and undertakings of the Parties under the Transaction Documents, or (2) in the case where the Transaction Document is an Amendment to the covenants and undertakings in the document being amended.

9.     Governing Law. This Agreement and the Other Agreements shall be construed in accordance with the laws of the State of Colorado.

10.    Exercise of Rights and Remedies. Except as otherwise provided herein, no delay of or omission in the exercise of any right, power or remedy accruing to any Party as a result of any breach or default by any other Party under this Agreement or the Other Agreements shall impair any such right, power or remedy, nor shall it be construed as a waiver or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.

11.    Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally, or facsimile upon confirmation of receipt, (ii) on the first business day following the date of dispatch if delivered by a recognized next-day courier service, or (iii) on the third business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage pre-paid. All notices hereunder shall be delivered as set forth below each Party's signature to this Agreement, or pursuant to such other instructions as may be designated in writing by the Party to receive such notice.

12.    Remedies Cumulative. No right, remedy or election given by any term of this Agreement shall be deemed exclusive, but each shall be cumulative with all other rights, remedies and elections available at law or in equity.

13.    Counterparts. This Agreement may be executed in multiple counterparts, which collectively constitute one instrument.

       EXECUTED, on this ___ day of September, 2002, to be effective as of the Effective Date set forth in the first paragraph of this Agreement.

GLOBAL CASINOS, INC.	CASINOS U.S.A., INC.
By:/s/ Frank L. Jennings	By:/s/ Frank L. Jennings
Name: Frank L. Jennings	Name: Frank L. Jennings
Title: President	Title: President
Address: _________________________	Address: _______________________
ASTRAEA INVESTMENT MANAGEMENT L.P., as Trustee
By:/s/ Bruce Leadbetter
Name: Bruce Leadbetter
Title: CEO
Address: _________________________